Exhibit 21

SUBSIDIARIES

We have a 100% ownership interest in ABLE New Energy Co., Limited, incorporated in Hong Kong, which has a 100% ownership interest in ABLE New Energy Co., Ltd, incorporated in the People’s Republic of China.

We have a 100% ownership interest in Ultralife Batteries (UK) LTD, incorporated in the United Kingdom.

Through our ownership interest in Ultralife UK LTD, we have a 100% controlling interest in Accutronics, Ltd., also incorporated in the United Kingdom.

We have 100% ownership interest in Southwest Electronic Energy Corporation and its wholly owned subsidiary, CLB, Inc. (collectively “SWE”), both incorporated in Texas.

We have 100% ownership interest in Ultralife Excell Holding Corp., a Delaware corporation, which has 100% ownership interest in Excell Battery Corporation USA, a Texas corporation, and 100% ownership interest in Ultralife Canada Holding Corp., a Delaware corporation, which has 100% ownership interest in Excell Battery Canada ULC, a British Columbia unlimited liability corporation.

We have 100% ownership interest in Electrochem Solutions, Inc., incorporated in Massachusetts.

We have a 51% ownership interest in Ultralife Batteries India Private Limited, incorporated in India.

We have a 100% ownership interest in Ultralife Energy Services Corporation, incorporated in Florida.